Contact Info: Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Quarterly Dividend.

LOWELL, Mass-(GlobeNewswire)-July 17, 2012-Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On July 17, 2012, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.11 per share to be paid on September 4, 2012 to shareholders of record as of August 14, 2012. The quarterly dividend represents a 4.8% increase over the 2011 dividend rate.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has nineteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, Pelham, and Salem. The Company is also in the process of obtaining regulatory approvals to establish new branches in Tyngsboro and Lawrence, MA and anticipates that the Tyngsboro office will open in the fourth quarter of 2012 and the Lawrence office will open in early 2013.